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RAYONIER ADVANCED MATERIALS INC.
1301 Riverplace Boulevard
Suite 2300
Jacksonville, Florida 32207
(904) 357-4600

Amendment No. 1 to
Proxy Statement, dated March 23, 2015, for the
Annual Meeting of Stockholders
to be held May 14, 2015

This amendment amends the "Potential Payments Upon Termination or Change in Control" table in the Proxy Statement to reflect a corrected calculation of estimated excise tax reimbursements.  Except as amended by information contained in this supplement no other changes have been made to the Company's 2015 Proxy Statement.  The corrected calculation will appear in the definitive Proxy Statement being sent to Stockholders beginning March 27, 2015.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects potential termination or change in control payments to named executive officers if a triggering event were to have occurred on December 31, 2014. All payments are as provided under the Executive Plan discussed within the Compensation Discussion and Analysis.

Name	Scheduled Severance ($) (1)	Bonus Severance ($) (2)	Pension/401(k) Benefit ($) (3)	Medical/Welfare, Tax and Outplacement Benefits ($) (4)	Acceleration of Equity Awards ($ ) (5)	Other (6)	Excise Tax Reimbursements ($) (7)
Paul G. Boynton
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	4,306,693	4,065,000	—
Involuntary termination	—	—	—	—	—	4,065,000	—
Involuntary or voluntary for good reason termination after change in control	2,700,000	3,600,000	1,290,447	95,301	—	—	4,827,611
Frank A. Ruperto
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	518,328	—	—
Involuntary termination without cause or substantial change in position	380,000	231,800	—	—	—	—	—
Involuntary or voluntary for good reason termination after change in control	1,140,000	640,500	94,455	67,525	—	—	871,418
Michael R. Herman
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	1,054,004	—	—
Involuntary or voluntary for good reason termination after change in control	1,113,000	1,170,000	1,008,344	76,869	—	—	—
James L. Posze Jr.
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	377,771	—	—
Involuntary or voluntary for good reason termination after change in control	570,000	350,000	48,120	64,117	—	—	—
Jack M. Kriesel
Voluntary Termination	—	—	—	—	—	—	—
Terminated for cause	—	—	—	—	—	—	—
Retirement	—	—	—	—	—	—	—
Change in Control	—	—	—	—	604,529	—	—
Involuntary or voluntary for good reason termination after change in control	1,110,000	1,125,000	498,633	76,840	—	—	—

*
In March 2015, our Executive Severance Plan and Stock Plan were amended, effective January 1, 2016, to eliminate entitlement to any excise tax gross-up payments and to eliminate automatic acceleration of time-based equity awards upon a change in control. Because the amounts in this table are reported based on the plan terms in effect as of December 31, 2014, as required by SEC rules, the table reflects amounts attributable to equity acceleration and excise tax reimbursement.

(1)	Represents the executive’s base pay times the applicable tier multiplier under the Executive Plan (3 times for Tier I and 2 times for Tier II).

(2)
Represents the applicable tier multiplier times the greater of: (i) the highest annual bonus received over the three years preceding the termination of employment; (ii) the target bonus for the year in which the change in control occurred; or (iii) the target bonus in the year of termination.

(3)
Represents the actuarial value of an additional two or three years, based on the applicable tier multiplier, of eligibility service and age under Rayonier Advanced Materials’ retirement plans and additional years participation in the Savings Plan at the executive’s current contribution levels.

(4)
Represents: (i) the present value of the annual Company contribution to health and welfare plans times the applicable tier multiplier; (ii) the value of the executives annual tax and financial planning allowance of $25,000 for Mr. Boynton, and $10,000 for all other Named Executive Officers; and (iii) up to $30,000 in outplacement services.

(5)
As indicated above, amounts reported in this column reflect plan terms in place on December 31, 2014, which were later amended by our Compensation Committee in March 2015 to eliminate automatic vesting of time-based equity awards upon a change in control. For stock option awards, the value was calculated as the difference between the closing price of Rayonier Advanced Materials and Rayonier stock on December 31, 2014 and the option exercise price. Performance shares (reflected here at target) and restricted stock awards were valued using the closing price of Rayonier Advanced Materials and Rayonier stock on December 31, 2014. Under the Executive Plan, outstanding performance shares for which the performance period is not more than 50% complete vest at target upon a change in control. Outstanding performance shares for which the performance period is more than 50% complete at the time of the change in control will vest at the greater of target or actual performance achievement as determined pursuant to Executive Severance Plan terms.

(6)
This amount reflects the $4 million cash payment plus interest to which Mr. Boynton would be entitled upon a change in control or any involuntary termination of employment by the Company pursuant to the terms of the CEO Agreement as amended, as described in our Compensation Discussion and Analysis under “CEO Agreement.”

(7)
As indicated above, amounts reported in this column reflect plan terms in place on December 31, 2014, which were later amended by our Compensation Committee in March 2015, effective January 1, 2016, to eliminate any entitlement to excise tax reimbursement. Upon a change in control, executives may be subject to excise tax under Section 280G of the Code. The Excise Tax Reimbursement column represents the excise tax as well as any excise and income taxes payable as a result of the excise tax reimbursement to which the named executive officer would have been entitled pursuant to the terms of our Executive Severance Plan, as in effect on December 31, 2014. The Employee Matters Agreement required that, following the Separation, Rayonier Advanced Materials adopt an Executive Severance Plan with substantially the same terms as the Executive Severance Plan in place at Rayonier Inc., which included a 280G tax reimbursement provision, and prohibited any change that would result in benefits that are less favorable than those provided under the Rayonier Inc. plan to those Rayonier Advanced Materials employees who were participants in the Rayonier Inc. plan prior to the Separation. The Employee Matters Agreement requires that our Executive Severance Plan remain in effect through at least December 31, 2015 (“Severance Transition Period”). The amounts in the table are based on a 280G excise tax rate of 20 percent, 39.6 percent federal income tax and 2.35 percent Medicare tax.

The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. As a result, payments under the Severance Pay Plan which may be payable upon a termination other than in the context of a change in control, are not included in the table; however, to the extent a named executive officer is entitled to enhanced severance protection upon a termination other than in the context of a change in control pursuant to an employment letter agreement with the Company, those amounts are reflected in the table above - see “Employment Letter Agreements” below. Amounts that would be distributed pursuant to Rayonier Advanced Materials’ nonqualified deferred compensation plans are indicated in the Nonqualified Deferred Compensation table. Other than as reflected in the table and footnote (3) above, amounts that would be distributed pursuant to Rayonier Advanced Materials’ tax-qualified and non-qualified retirement plans are indicated in the Pension Benefits table.
A termination by an executive within two years after a change in control would generally be for “good reason” if it results from: (i) a significant diminution in the executive’s position or the assignment to the executive of any duties inconsistent in any respect with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately before the change in control; (ii) any material reduction in the executive’s salary, bonus opportunities, benefits or other compensation; (iii) the relocation of the executive’s principal place of business by more than 35 miles from his or her previous principal place of business; or (iv) any termination of the Executive Plan other than by its express terms. Regardless of whether a change in control had occurred, an executive would not be entitled to payments under the Executive Plan if he or she was terminated for cause. A termination of an executive generally would be “for cause” if it was due to: (i) the willful and continued refusal of the executive to substantially perform his or her employment duties following written notification by Rayonier Advanced Materials’ board of directors; or (ii) engagement by the executive in illegal conduct or gross misconduct that is demonstrably injurious to Rayonier Advanced Materials, including an indictment or charge by any prosecuting agency with the commission of a felony.
Rayonier Advanced Materials may condition payment of a portion of an executive’s severance benefits (generally, up to three times base salary) upon his or her agreement to adhere to confidentiality covenants, as well as to refrain from disparaging Rayonier Advanced Materials or its products; competing directly with Rayonier Advanced Materials; inducing clients from reducing or terminating their business with Rayonier Advanced Materials; or inducing certain employees to terminate employment or service with Rayonier Advanced Materials. These covenants would generally remain in effect for the shorter of one year from the executive’s termination or two years following a change in control, except that the confidentiality covenants would remain in effect for the longer of two years from the executive’s termination or three years following a change in control. By accepting the conditioned payments, an executive will be deemed to have consented to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any equitable proceeding that may be brought by Rayonier Advanced Materials to enforce such covenants.
Unless otherwise indicated, all cash payments would be made by Rayonier Advanced Materials in a lump sum, although the timing of some payments and benefits may be delayed for six months after termination in accordance with Code Section 409A, which regulates deferred compensation. Rayonier Advanced Materials has established two rabbi trusts related to the Executive Plan. One is designed to defray the legal costs incurred by the executives in enforcing their rights under the Executive Plan were Rayonier Advanced Materials not to meet its obligations. Rayonier Advanced Materials has transferred $250,000 per participant to this trust. Were there to be a change in control of Rayonier Advanced Materials, Rayonier Advanced Materials would transfer to the second trust an amount sufficient to satisfy the cash payments that would be required to be paid in the event of a qualifying termination of executives covered under the Executive Plan.
Employment Letter Agreements
Mr. Ruperto, our Chief Financial Officer. In December 2013, Mr. Ruperto commenced employment with Rayonier as Senior Vice President, Corporate Development and Strategic Planning reporting to the CEO. In this position, Mr. Ruperto’s annual base salary was $350,000 and he was eligible to participate in the annual corporate bonus program with a target award opportunity of 61% of base salary. For 2014, Mr. Ruperto was entitled to a guaranteed minimum bonus payment of $210,000, payable in March 2015. This payment was subject to forfeiture in the event of his termination for cause or voluntary resignation prior to payment but would be paid on a prorated basis in the event of the elimination of Mr. Ruperto’s position in connection with a restructuring, a change in control or other event outside of his control. Upon his appointment, Mr. Ruperto was also granted a long-term incentive award with a grant date value of approximately $750,000, paid 80% in the form of performance shares and 20% in the form of stock options. Mr. Ruperto also received a restricted stock grant of approximately $250,000 upon commencement of employment, 40% of which is scheduled to vest on the second anniversary of the grant date and the remaining 60% of which is scheduled to vest in equal increments over the following three anniversaries of the grant date. If Mr. Ruperto voluntarily resigns he will forfeit any unvested restricted stock.
Mr. Ruperto is also entitled to enhanced severance protection in an amount equal to his annual base salary plus target bonus if his position is eliminated or changed substantially prior to March 31, 2016, and such termination is not covered under the Executive Severance Plan. Upon the expiration of this enhanced severance arrangement, Mr. Ruperto will revert to eligibility under the Severance Pay Plan. For purposes of this enhanced severance arrangement, a substantial change would include, but not be limited to, a relocation of the corporate office greater than 50 miles, a diminishment of the executive’s role as defined by a chance in reporting responsibility, base salary, bonus potential, authorities, duties or responsibilities.
Mr. Ruperto was also provided a $31,000 lump sum payment for relocation expenses and a settling-in allowance equal to one month’s salary, each grossed up for taxes, closing costs and moving expenses. These relocation expenses are subject to repayment in whole or part in the event of Mr. Ruperto’s voluntary resignation prior to the second anniversary of his employment commencement date.
Following the Separation, Mr. Ruperto joined Rayonier Advanced Materials, and in November 2014 he was promoted to serve as our Chief Financial Officer and Senior Vice President, Finance and Strategy. In connection with his appointment, Mr. Ruperto’s annual base salary was increased to $380,000.
Mr. Woo, our Former SVP and Chief Financial Officer. As noted above, Mr. Woo was appointed as our SVP Chief Financial Officer on June 24, 2014 and served in this position until November 30, 2014. In connection with his appointment, Mr. Woo’s annual base salary was set at $330,000 and he became eligible for a target award opportunity equal to 61% of his base salary and a prorated award under our 2014 annual corporate bonus program. For 2014, Mr. Woo was guaranteed a minimum bonus payment of $150,000 under our annual corporate bonus program payable in March 2015, which was subject to forfeiture in the event of his termination for cause or voluntary resignation; however, the payment would be made on a prorated basis in the event of the elimination of his position through restructuring, change in control or other event outside of Mr. Woo’s influence. In connection with his hiring, Mr. Woo was also granted long-term incentive awards on July 1, 2014 with a total grant date fair value of $450,000, split 80% in the form of performance shares and 20% in the form of stock options. On July 1, 2014, Mr. Woo was also granted restricted stock with a total grant date value of $250,000, which were scheduled to cliff vest on the third anniversary of his employment commencement date. Mr. Woo was also entitled to enhanced severance protection in an amount equal to his annual base salary plus target bonus in the event his position was eliminated or substantially changed prior to June 24, 2016 and such termination was not covered under the Executive Severance Plan. Mr. Woo was also provided a $30,000 lump sum payment for relocation expenses and a settling-in allowance equal to one month’s salary, each grossed up for taxes, closing costs and moving expenses, all of which was subject to repayment in whole or part in the event of his voluntary resignation prior to the second anniversary of his employment commencement date.
Mr. Woo’s employment with the Company was terminated on November 30, 2014. In connection with his termination of employment, Mr. Woo became entitled to a severance payment equal to his annual base salary and target bonus, prorated payment of his $150,000 guaranteed bonus for the portion of time he was employed by Rayonier and Rayonier Advanced Materials resulted in an actual payment of $125,000 paid in March 2015. Mr. Woo forfeited the restricted stock, stock option and performance share awards granted to him on July 1, 2014.